Exhibit 8.1

October 3, 2006

Atlas Energy Resources, LLC

311 Rouser Road

Moon Township, PA 15108

Ladies and Gentlemen:

We have acted as counsel to Atlas Energy Resources, LLC (“Atlas”), a Delaware limited liability company, in connection with the preparation and filing by Atlas of a registration statement on Form S-1 under the Securities Act of 1933, as amended, file no. 333-136094 (the “Registration Statement”) with respect to the registration, offer and sale by Atlas (the “Offering”) of up to 6,986,250 common units representing Class B limited liability company interests (the “Common Units”). You have requested our opinion requiring certain U.S. federal income tax matters in connection with the Offering.

For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Registration Statement, and (ii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements contained in the Registration Statement which we have neither investigated nor verified. We have assumed that all such statements and factual representations are true, correct, complete, and not breached, and that no actions that are inconsistent with such statements and factual representations will be taken.

Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service (the “IRS”) by Atlas as to the United States federal income tax consequences of the Offering and the ownership and disposition of the Common Units. The opinion expressed herein is not binding on the IRS or any court, and there can be no assurance that the IRS or a court of competent jurisdiction will not disagree with such opinion.

Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable United States federal income tax law, that the discussion set forth in the Registration Statement under the caption “Material Tax Consequences,” to the extent it summarizes material federal income tax considerations (and ERISA considerations) of the Offering and the ownership and disposition of the Common Units to the holders described therein, is correct in all material respects.

The foregoing opinion is limited to the U.S. federal income tax matters addressed in the Registration Statement, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein or in the Registration Statement after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Ledgewood

LEDGEWOOD a professional corporation